IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

---------------------------------------------------------
NORFOLK SOUTHERN CORPORATION, a                         :
Virginia Corporation, ATLANTIC                          :
ACQUISITION CORPORATION, a                              :
Pennsylvania corporation AND                            :
KATHRYN B. McQUADE,                                     :
                                          Plaintiffs,   :
                                                        :
                     v.                                 :
                                                        : C.A. No. 96-CV-7167
CONRAIL INC. a Pennsylvania                             :
corporation, DAVID M. LEVAN, H.                         :
FURLONG BALDWIN, DANIEL B.                              :
BURKE, ROGER S. HILLAS, CLAUDE                          :
S. BRINEGAR, KATHLEEN FOLEY                             :
FELDSTEIN, DAVID B. LEWIS, JOHN                         :
C. MAROUS, DAVID H. SWANSON, E.                         :
BRADLEY JONES, AND RAYMOND T.                           :
SCHULER AND CSX CORPORATION,                            :
                                          Defendants,   :
                                                        :
---------------------------------------------------------


              PLAINTIFFS' MOTION FOR PRELIMINARY INJUNCTION

              Plaintiffs hereby move for an order enjoining defendants from postponing the Special Meeting of Conrail Shareholders, currently scheduled to be held on December 23, 1996.

              In support of their motion, plaintiffs rely upon the accompanying memorandum of law.

                                                    Respectfully Submitted:


                                                    ------------------------
                                                    Mary A. McLaughlin
                                                    I.D. No. 24923
                                                    George G. Gordon
                                                    I.D. No. 63072
                                                    Dechert, Price & Rhoads
                                                    4000 Bell Atlantic Tower
                                                    1717 Arch Street
                                                    Philadelphia, PA  19103
                                                    (215) 994-4000
                                                    Attorneys for Plaintiffs


Of Counsel:

Steven J. Rothschild
SKADDEN, ARPS, SLATE, MEAGHER & FLOM
One Rodney Square
P.O. Box 636
Wilmington, DE  19899
(302) 651-3000

DATED:  December 13, 1996




     IN THE UNITED STATES DISTRICT COURT
     FOR THE EASTERN DISTRICT OF PENNSYLVANIA

     - - - - - - - - - - - - - - - - - - - - -x
     NORFOLK SOUTHERN CORPORATION, a          :
     Virginia corporation, ATLANTIC ACQUISI-  :
     TION CORPORATION, a Pennsylvania         :
     corporation, and KATHRYN B. McQUADE,     :
                                              :
               Plaintiffs,                    :
                                              :    C.A. No. 96-CV-7167
          -against-                           :
                                              :
     CONRAIL INC., a Pennsylvania corporation,:
     DAVID M. LEVAN, H. FURLONG BALDWIN,      :
     DANIEL B. BURKE, ROGER S. HILLAS,        :
     CLAUDE S. BRINEGAR, KATHLEEN FOLEY       :
     FELDSTEIN, DAVID B. LEWIS, JOHN C.       :
     MAROUS, DAVID H. SWANSON,                :
     E. BRADLEY JONES, RAYMOND T.             :
     SCHULER and CSX CORPORATION,             :
                                              :
               Defendants.                    :
     - - - - - - - - - - - - - - - - - - - - -x

                    PLAINTIFFS' OPENING BRIEF IN SUPPORT OF
                   THEIR MOTION FOR A PRELIMINARY INJUNCTION

                                        Mary A. McLaughlin
                                        George G. Gordon
                                        DECHERT, PRICE & RHOADS
                                        4000 Bell Atlantic Tower
                                        1717 Arch Street
                                        Philadelphia, PA  19103
                                        (215) 994-4000
                                        Attorneys for Plaintiffs
      Of Counsel:

      Steven J. Rothschild
      Andrew J. Turezyn
      Karen L. Valihura
      R. Michael Lindsey
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM (DELAWARE)
      One Rodney Square
      P.O. Box 636
      Wilmington, DE  19899
      (302) 651-3000

      DATED:  December 13, 1996


     PRELIMINARY STATEMENT . . . . . . . . . . . . . . . . . . . .   1

     STATEMENT OF FACTS  . . . . . . . . . . . . . . . . . . . . .   3

     ARGUMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .   7

     I.   DEFENDANTS SHOULD BE ENJOINED FROM POSTPONING THE
                DECEMBER 23 MEETING  . . . . . . . . . . . . . . .   7

          A.   Uncontroverted Evidence Firmly Establishes That
               Defendants' Threatened Postponement Of The Meeting
               Endangers Plaintiffs' Fundamental Right To Fair
               Corporate Suffrage  . . . . . . . . . . . . . . . .   7

               1.   Courts zealously protect the stockholders'
                    fundamental right to vote  . . . . . . . . . .   7

               2.   The integrity of the voting process must be
                    protected  . . . . . . . . . . . . . . . . . .   9

               3.   The Conrail board has made clear its purpose
                    in manipulating the date
                     of the vote . . . . . . . . . . . . . . . . .  10

               4.   The defendants' inequitable action does not
                    become permissible merely because it is
                    legally possible . . . . . . . . . . . . . . .  12

          B.   Postponement of the Vote Will Irreparably
               Harm the Plaintiffs . . . . . . . . . . . . . . . .  13

          C.   The Balance Of The Hardships Is All On Plaintiffs'
               Side Of The Scale . . . . . . . . . . . . . . . . .  14

          D.   Public Policy Favors Issuance of An Injunction  . .  15

     CONCLUSION  . . . . . . . . . . . . . . . . . . . . . . . . .  17



                             PRELIMINARY STATEMENT

               At the November 18 and 19 hearing held on plaintiffs' November 11 motion for a preliminary injunction, defendants repeatedly assured this Court that the requested injunctive relief was unnecessary to protect Conrail's shareholders. The defendants maintained that, ultimately, Conrail shareholders would themselves decide on the proposed CSX transaction. As Conrail Director Baldwin testified: "No one has taken the shareholder's vote away from he or she. No one has taken it away. To get this thing done, it requires a shareholder's vote." (November 18 and 19, 1996 Hearing Transcript ("Hearing Transcript") at 252) CSX's counsel also informed the Court that:
     "[T]here's going to be a proxy fight between now and the December [23] meeting. And at that meeting, the shareholders will decide whether or not to opt out...."  (Hearing Transcript at 634)
     (emphasis added).

               In fact, however, the defendants are allowing Conrail shareholders no choice in the scheduled December 23 vote on the proposed Conrail charter amendment (the "Charter Amendment") to opt out of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended. As the defendants' recently circulated proxy materials make clear, "it is expected that the special meeting will not be convened if Conrail has not received sufficient proxies to assure approval of the Proposal." Thus, no meeting will be held if the majority of Conrail's shareholders vote not to opt out.

               In short, defendants are manipulating and subverting the processes of corporate democracy by:

     * scheduling the December 23 special meeting, while announcing that they will permit the vote to proceed only if they are assured of victory;

     * announcing that they may pursue successive special meetings until the shareholders submit to Conrail's and CSX's will; and

     * abdicating the fiduciary duties they owe to Conrail's shareholders to ensure fair corporate suffrage.

     These acts represent fraudulent, coercive, and fundamentally unfair conduct directed at Conrail's shareholders' most fundamental right -- the right to vote.

               Defendants must be enjoined from postponing the meeting and effectively denying Conrail's shareholders of their right to vote against the Charter Amendment.


                             STATEMENT OF FACTS

     The Preliminary Injunction Hearing

               On November 18 and 19, 1996, this Court heard the parties' presentations on plaintiffs' November 11 motion for a preliminary injunction. During the hearing, plaintiffs argued that Conrail shareholders are being illegally coerced to tender shares to CSX. In response, defendants represented to this Court that Conrail shareholders would be asked to vote on the Charter Amendment, claiming that stockholders would have a choice of whether or not to accept the CSX transaction. Specifically:

     * Conrail Director Furlong Baldwin testified that "we [the Conrail Board] had never, ever given up is the shareholders must vote ....  The shareholders have to make a decision.
          They have to take an action whether they interpret our value added addition has some credibility or not." (Hearing Transcript at 201).

     * Mr. Baldwin further testified that "[The November 14 meeting] was to opt out of that. That's what the stockholders meeting is -- you know, and if -- but the interesting [thing] about that, it required a majority of the shareholders to make that happen. And that's what I said to you very much earlier. The shareholders still had to vote, and still have to vote, and the shareholders still will vote. And so it was still in their purview to do what a majority of them thinks they want to do." (Hearing Transcript at 249).

     * Mr. Baldwin further testified that "No one has taken the shareholder's vote away from he or she. No one has taken it away. To get this thing done, it requires a shareholder's vote." (Hearing Transcript at 252).

     * CSX's counsel represented to the Court as follows: "Here, of course, this transaction [the CSX Transaction] isn't going to go forward at all unless there's the opt out in December." (Hearing Transcript at 625).

     * CSX's counsel further represented to the Court that "Well, no one was suggesting that the directors can take away a vote that shareholders are entitled to under the statute, that's not happening here." (Hearing Transcript at 629).

     * Finally, CSX's counsel told the Court that "[T]here's going to be a proxy fight between now and the December meeting. And at that meeting, the shareholders will decide whether or not to opt out." (Hearing Transcript at 634) (emphasis added).

     These representations by defendants were not lost upon the Court. In its oral ruling, the Court observed "[A]ll or a majority of the shareholders could vote against the proposed opt-out of subchapter E." (Hearing Transcript at 651).

               Despite their representations to this Court that Conrail's shareholders would have a choice regarding the CSX Transaction since they would vote on whether the Charter Amendment will be adopted or not, defendants have determined instead to leave Conrail's shareholders no choice.

     The New Special Meeting:  Defendants Attempt to Convince
     Conrail's Shareholders That Resistance Is Futile.

               On November 25, 1996, Conrail issued a Notice of Special Meeting of Shareholders and a definitive proxy statement. This special meeting (the "New Special Meeting"), to be held for the stated purpose of conducting a vote of Conrail's shareholders on the Charter Amendment, is scheduled to be convened on December 23, 1996. Conrail's definitive proxy statement dated November 25, 1996 (the "Proxy Statement") makes clear, however, that, unless and until Conrail management has received sufficient proxies to assure approval of the Charter Amendment, no shareholder votes will ever be counted. In its Proxy Statement, Conrail states:

               Under the Merger Agreement, Conrail has agreed not to convene, adjourn or postpone the Special Meeting without the prior consent of CSX, which consent will not be unreasonably withheld. As a result, it is expected that the Special Meeting will not be convened if Conrail has not received sufficient proxies to assure approval of the Proposal. Pursuant to the Merger Agreement, either CSX or Conrail can require that additional special meetings be held for the purpose of considering the Proposal, and a new record date could be set for any such special meeting (a new record date would be required if such meeting is held after February 3, 1997).

     (Declaration of George G. Gordon ("Gordon Decl."), Ex. A at 2) (emphasis added).

               The Philadelphia Inquirer on November 28, 1996, succinctly captured the essence of what defendants are attempting to do:

               As elections go, this one might have been devised in the old Kremlin: Conrail shareholders are scheduled to vote December 23 on a proposal that will likely decide the Philadelphia railroad's future. If they approve the management-endorsed proposal, Conrail's planned $8.5 billion merger with CSX Corp. will move forward. If the shareholders don't approve ... they won't vote.
                                 *  *  *  *
               In other words, count ballots first, then hold the vote -- after we've won.

     (Gordon Decl., Ex. B)

               Thus, defendants are telling Conrail shareholders that the only vote that they will count as effective is a "for" vote. Defendants are essentially saying that "against" votes are futile, since there is no scenario in which the New Special Meeting will result in a vote rejecting the Charter Amendment, and, by implication, rejecting the CSX Transaction.

               Additionally, by announcing that successive additional special meetings may be held for the purpose of voting upon the Charter Amendment, defendants are attempting to discourage opposition and coerce approval. The intended message is plain:
     Resistance is futile.

               Finally, Conrail and its directors have ceded to CSX control of the voting processes by which Conrail's other shareholders may express their will regarding the business and affairs of Conrail. By entering into the Revised Merger Agreement, which includes a covenant subjecting the Conrail Board's actions regarding the voting process to CSX's consent, the Conrail directors have improperly abandoned their managerial responsibilities to CSX to the detriment of Conrail's other shareholders.

               In short, defendants are manipulating and subverting the processes of corporate democracy by:

     * scheduling the New Special Meeting, while announcing that they will permit the vote to proceed only if they are assured of victory;

     * announcing that they may pursue successive special meetings until the shareholders submit to the defendants' will; and

     * abdicating the fiduciary duties they owe to Conrail's shareholders to ensure fair corporate suffrage.

     Each of these acts alone constitutes a breach of the defendants' fiduciary duties, aided and abetted by CSX. Taken together they paint a bright picture of fraudulent, coercive, and fundamentally unfair conduct directed at Conrail's shareholders' most fundamental right -- the right to vote.

                                  ARGUMENT

     I.   DEFENDANTS SHOULD BE ENJOINED FROM POSTPONING THE
          DECEMBER 23 MEETING.

               To obtain preliminary injunctive relief, a plaintiff must show: (i) a reasonable probability of success on the merits; (ii) a substantial threat of irreparable injury if the injunction is not granted; (iii) the grant of preliminary relief will result in greater harm to the non-moving party; and (iv) preliminary relief will be in the public interest. SI Handling Sys. Inc. v. Heisley, 753 F.2d 1244, 1254 (3d Cir. 1985);
     Hoxworth v. Blinder, Robinson & Co., 903 F.2d 186, 197-98 (3d Cir. 1990). The "quantum of evidence needed to prove probability of success...meshes with the quantum of evidence necessary to meet [the] other requirements." D & N Fin. Corp. v. RCM Partners L.P., 735 F. Supp. 1242, 1247 (D. Del. 1990), citing Polaroid
     Corp. v. Disney, 862 F.2d 987, 1006 (3d Cir. 1988).  In other words, the evidence needed to establish any one of the four factors is measured on a sliding scale; a strong showing on any one factor will lessen the significance of the others. Id.

               As shown below, each element of the preliminary injunction mixture weighs in favor of enjoining postponement of the vote. The plaintiffs' motion for preliminary injunction should be granted.

          A.   Uncontroverted Evidence Firmly Establishes That
               Defendants' Threatened Postponement Of The Meeting
               Endangers Plaintiffs' Fundamental Right To Fair
               Corporate Suffrage.

               1. Courts zealously protect the stockholders' fundamental right to vote.

               "The right to vote is often considered a shareholder's most fundamental right." Reifsnyder v. Pittsburgh Outdoor
     Advertising Co., 405 Pa. 142, 149 n.8, 173 A.2d 319, 322 n.8 (Pa.
     1961) (citing 13 Fletcher, Cyclopedia Corporations, SECTION 5717 (rev. Col. 1961)). See also Mills v. Electric Auto-Lite Co., 396 U.S.
     375, 381 (1970) (same); J.I. Case Co. v. Borak, 377 U.S. 426, 431
     (1964) (same); ER Holdings, Inc. v. Norton Co., 735 F. Supp.
     1094, 1100 (D. Mass. 1990) ("[O]ne of the most sacred rights of any shareholder is to participate in corporate democracy"); Holly Sugar Corp. v. Buchsbaum, No. 81-C-743, 1981 WL 1708 (D. Colo.
     Oct. 18, 1981) at *4 (Gordon Decl., Ex. C); and Studebaker Corp.
     v. Allied Products Corp., 256 F. Supp. 173, 189 (W.D. Mich.
     1966). "Courts and commentators have noted repeatedly the significance of shareholder voting rights." ER Holdings, 735 F.
     Supp. at 1100 (citations omitted).

               Corporate directors and management act as agents of the
     shareholders and are authorized to act only in the best interests of the corporation. Blasius Indus. v. Atlas Corp., 564 A.2d 651, 660 (Del. Ch. 1988); Danaher Corp. v. Chicago Pneumatic Tool Co., Nos. 86 civ. 3499 (PNL), 86 Civ. 3638 (PNL), 1986 WL 7001
     (S.D.N.Y. June 19, 1986), slip op. at *4 (Gordon Decl., Ex. D). The shareholder franchise is thus "the ideological underpinning upon which the legitimacy of directorial power rests." Blasius Indus., 564 A.2d at 659. It is "critical to the theory that legitimates the exercise of power by some (directors and officers) over vast aggregations of property that they do not own." Id.(1)
     ________________
     1         In the absence of controlling Pennsylvania law,
          Pennsylvania courts have repeatedly looked to the corporate law of Delaware, which Pennsylvania's Supreme Court has termed "a sophisticated jurisdiction in the determination of corporate issues." Smith v. Brown-Borhek Co., 414 Pa. 325, 200 A.2d 398, 404 (Pa. 1964); see also In re Watt & Shand, 452 Pa. 287, 304 A.2d 694, 699 n. 10 (Pa. 1973); Landy v.
          Amsterdam, 815 F.2d 925, 929 (3d Cir. 1987); Dower v. Mosser Indus., 648 F.2d 183 (3d Cir. 1981).

               Analogous Delaware law is particularly apt on this motion alleging fundamental unfairness in connection with the vote on a charter amendment. Subchapter 17G, entitled, "Judicial Supervision of Corporate Action" applies. Specifically, section 1792(a)(2) states that, "This
                                                        (continued...)

               2. The integrity of the voting process must be protected.

               The voting process, if it is to have any validity, must be conducted with scrupulous fairness and without any advantage being conferred upon one side, to the detriment of the other. Aprahamian v. HBO & Co., 531 A.2d 1204, 1207 (Del. Ch. 1987). In
     the interests of corporate democracy, those in charge of the election machinery must be held to the highest standards in providing for and conducting corporate elections and votes. Id. "When the election machinery appears, at least facially, to have been manipulated, those in charge of the election have the burden of persuasion to justifying their actions"; board action taken for the principal purpose of impeding the exercise of the stockholder franchise must be enjoined. Aprahamian, 531 A.2d at 1207.

               Employing these principles, courts have consistently applied an enhanced level of scrutiny to action designed for the primary purpose of interfering with the effectiveness of a stockholder vote. See, e.g., Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1122 (Del. Ch. 1990) (reading cases as "approximating a per se rule that board action taken for the principal purpose of impeding the effective exercise of the stockholder franchise is inequitable and will be restrained or set aside in proper circumstances"); Blasius, 564 A.2d at 660 (finding that directors bear the burden of demonstrating "compelling justification" for

     ___________________
     1(...continued)
          subchapter shall apply to and the term 'corporate action' in this subchapter shall mean any of the following actions . .
          . (2) The taking of any action . . . submitted for action to the shareholders, directors or officers of a business corporation." The Committee Comment to section 1791 states, "The provisions of the Nonprofit Corporation Law of 1972 on statutory review of corporate action, derived from Delaware General Corporation Law, SECTION 211(c) and 225, are extended to business corporations by this subchapter." (emphasis added).


     actions that interfere with the exercise of the shareholders' right of franchise); Aprahamian, 531 A.2d at 1206 ("Those in charge of the election have the burden of persuasion" and are held to the "highest standards"); Danaher Corp. v. Chicago Pneumatic Tool Co., slip op. at *14 (applying "special scrutiny"); ER Holdings, 735 F. Supp. 1094 (D. Mass. 1990)
     (same). The business judgment rule does not apply in this context. E.g., Blasius, 564 A.2d at 659; Aprahamian, 531 A.2d at 1206. As the United States Court of Appeals for the Second Circuit noted:

               Our most important duty is to protect the fundamental
               structure of corporate governance....[D]ecisions
               affecting a corporation's ultimate destiny are for the shareholders to make in accordance with democratic procedures.

     Norlin Corp. v. Rooney, Pace Inc., 744 F.2d 255, 258 (2d Cir.
     1984).

               There appears to be no Pennsylvania authority on the level of scrutiny applied to actions designed to interfere with shareholder suffrage.(2) Nevertheless, whatever the level of scrutiny this Court adopts, the defendants' manipulation of Conrail's voting process to ensure their desired outcome cannot stand.

               3. The Conrail board has made clear its purpose in manipulating the date of the vote.

               The Conrail board has:

                    (i) announced in its proxy materials and other public statements that it will not permit the vote to go forward

     ____________________
     2         Pennsylvania law does not differ from the law of other
          jurisdictions, including Delaware, with respect to the sanctity of shareholder voting rights. As noted above, the Pennsylvania Supreme Court has noted the central importance of corporate democracy. Reifsnyder, 173 A.2d at 322 n.8. Additionally, the Pennsylvania legislature has enacted legislation to ensure fairness to all shareholders in connection with elections. For example, 15 Pa. C. S. SECTION 1765 provides for Judges Of Election, who are charged with acting in "good faith" to "conduct the election or vote with fairness to all shareholders." (emphasis added)


     on December 23 unless it is assured that its position is the prevailing one;

                    (ii) announced that it will pursue successive meetings until shareholders submit to the defendants' will; and

                    (iii) abdicated its fiduciary duties to Conrail's shareholders to ensure corporate suffrage by ceding authority over the voting process to CSX.

               In other words, the Conrail shareholders must vote the way that management wants them to vote, or they will not be permitted to vote at all. Through this manipulation of the voting process, defendants seek to coerce Conrail's stockholders into voting for the proposed Charter Amendment and disenfranchise those who will not.(3)

               Courts repeatedly have rejected tactics much less subversive of the voting process than those employed by defendants here. Thus, in Aprahamian v. HBO & Co., 531 A.2d 1204 (Del. Ch. 1987), the incumbent board had moved the date of the annual meeting on the eve of that meeting when it learned that a dissident stockholder group had, or appeared to have, in hand proxies representing a majority of the outstanding shares. The court restrained that action and compelled the meeting to occur as noticed. In so doing, the Aprahamian court rejected the board's argument that it had good business reasons to move the

     _____________________
     3         While the defendants have taken the position in these
          proceedings that section 1712 and 1715 "preclude judicial review of director action in the merger/acquisition context," see, e.g., CSX Preliminary Injunction Br. at 56, -- a position that even Conrail director Hillas disagreed with, see, e.g., Hillas Dep at 16-18 (Gordon Decl., Ex. E), -- section 1791 of Subchapter G (entitled "Judicial Supervision of Corporate Action") makes clear that the Court has the power to review "corporate action." Section 1791(a)(2) defines as "corporate action, "The taking of any action on any matter that is required under this subpart or under any other provision of law to be, or that under the bylaws may be, submitted for action to the shareholders, directors or officers of a business corporation." Included in this definition of "corporate action" is a vote on an amendment to a corporation's articles of incorporation.


     meeting date and that the action was recommended by a special committee -- justifications not even available to the defendants here.

               Similarly, in Danaher v. Chicago Pneumatic Tool Co., the Federal District Court for the Southern District Of New York preliminarily enjoined management from cancelling or postponing a scheduled meeting. In so doing, the Danaher court stated that "[t]he law is clear that when a board of directors has improperly postponed or manipulated the timing of the shareholders annual meeting, courts have the authority to compel the board promptly to hold such a meeting." Danaher, 1986 WL 7001, *13. (citing Elkins v. Camden & Atlantic R.R., 36 N.J. Eq. 467 (N.J.S. Ch.
     1883) and Holly Sugar Corp. v. Buchsbaum, supra). See also ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094 (D. Mass. 1990) (entering mandatory preliminary injunction requiring company to hold its annual meeting as scheduled); Hubbard v. Hollywood Park, C.A. No. 11779 (Del. Ch. Jan. 14, 1991) (preliminarily enjoining advance notice bylaw) (Gordon Decl., Ex. F); Schnell v. Chris-Craft Indus., 285 A.2d 437 (Del. 1971) (holding that board could not advance meeting date to frustrate stockholder action); Lerman
     v. Diagnostic Data, Inc., 421 A.2d 906 (Del. Ch. 1980) (invalidating by-law amendments that authorized a change from fixed annual meeting date to discretionary management-set date to frustrate vote); Lutz v. Webster, 94 A. 834 (Pa. 1915) (affirming a decree from a bill in equity requiring a Pennsylvania corporation to hold a stockholders meeting).

               Application of these cases to the facts here compels the conclusion that the defendants should be enjoined from postponing the scheduled vote.

               4. The defendants' inequitable action does not become permissible merely because it is legally possible.

               Inequitable and unfair conduct by a board may be actionable even if the board has complied strictly with statutory and common law in taking such action. See Lutz v. Webster, 94 A. 834 (Pa. 1915); Steinberg v. American Bantam Car Co., 76 F. Supp. 426, 435-36 (W.D. Pa. 1948); Aprahamian, 531 A.2d at 1207 (citing
     Steinberg); Schnell v. Chris-Craft Indus., 285 A.2d 437, 439 (Del. 1971) ("[I]nequitable action does not become permissible simply because it is legally possible"); Condec Corp. v. Lunkenheimer Co., 230 A.2d 769 (Del. Ch. 1967).

               In Lutz, for example, the Pennsylvania Supreme Court affirmed the issuance of a decree in equity requiring the defendant corporation to hold a shareholders' meeting, notwithstanding the provisions of a valid corporate by-law. In so doing, the Lutz court noted that, even though the by-law required four-fifths of the capital stock to be present at a shareholders meeting for a quorum was a valid exercise of corporate power under Pennsylvania's statutes, it must be used for "a lawful purpose." The Court concluded that a director, who was also a substantial stockholder, had improperly used this by-law to prevent a quorum of shareholders and thereby "defeat an election." Id. at 835. Here, although the defendants may not have violated any Pennsylvania statute, their proposed actions are inequitable and fundamentally unfair in the effect they have on the shareholders of Conrail.

          B.   Postponement of the Vote Will Irreparably Harm the
               Plaintiffs.

               If the defendants are permitted to postpone the meeting until they have the necessary votes to prevail, plaintiffs and Conrail's non-CSX shareholders will be irreparably harmed. Here, as in Aprahamian:

               Plaintiffs have expended considerable sums of money on this proxy contest. If the meeting is postponed, arguably, the proxies solicited and returned in good faith by the stockholders will become void and a postponement may well defeat the efforts of plaintiffs and the will of the majority of the stockholders.

               Irreparable harm may be assumed in such a case.

     Aprahamian, 531 A.2d at 1208.

               As the Federal District Court for the Southern District of New York recognized in Danaher:

               It is well settled in law that corporate management
               subjects shareholders to irreparable harm by denying
               them the right to vote their shares and to exercise
               their rightful control over the corporation.  See
               Treco, Inc. v. Land of Lincoln Savings and Loan, 577 F.
               Supp. 1447 (N.D. Ill. 1983) ("plaintiffs would be
               irreparably harmed if a preliminary injunction were
               denied because plaintiffs would be unnecessarily
               frustrated in their attempt to obtain representation on
               ... the board ... at the [next] ... annual meeting");
               Beekman v. Rust Craft Greetings Cards, Inc., 454 F.
               Supp. 789 (S.D.N.Y. 1978); Holly Sugar Corp. v.
               Buchbaum, supra; EAC Industries Inc. v. Frantz Mfg.
               Co., C.A. No. 8003 (Del. Ch. June 28, 1985), aff'd,
               Fed.Sec.L.Rep. (CCH)   92,405 (Del. Sup. 1985)
               ("[shareholders'] continued inability to secure the benefit of its written consents in the face of the defendants' refusal to [recognize the consents] is clear evidence of irreparable injury"). See also
               Fletcher, supra SECTION 717, n.1 ("the right to vote is often considered a shareholder's most fundamental right").

     Danaher, slip op. at *14.  The same reasoning applies here.

          C.   The Balance Of The Hardships Is All On Plaintiffs' Side
               Of The Scale.

               "If the will of the stockholders is thwarted. . . there may be considerable hardship to the stockholders and their corporation." Aprahamian, 531 A.2d at 1208; see also Danaher, slip op. at *14. In sharp contrast, the defendants cannot claim any offsetting hardship if the meeting goes forward on the date they scheduled for it. The only hardship they can suffer is if they lose the vote. That is not a cognizable harm as the shareholders are entitled to exercise their franchise as they see fit.

          D.   Public Policy Favors Issuance of An Injunction.

               Finally, public policy demands that Conrail's shareholders be permitted the free exercise of their franchise rights to determine whether their corporation should opt out of Subchapter E of Chapter 25 of the Pennsylvania Business
     Corporation Law of 1988, as amended.

               Subchapter E of Chapter 25, among other things, governs "control transactions" (defined generally as a transaction in which a person acquires at least 20% of the voting power of a corporation) involving a "registered corporation" and provides that the shareholders of such corporation are entitled to demand that they be paid the fair value of their shares. Pursuant to Subchapter E, the minimum value the shareholders can receive may not be less than the highest price paid per share by the control person within the 90-day period ending on and including the date of the control transaction.

               According to the Pennsylvania Corporation Law and
     Practice treatise:

               By forcing the controlling person or group to pay fair value in cash to all shareholders who object to the controlling person's or group's ownership in the registered corporation, the 1988 BCL makes it potentially more expensive for the acquiror seeking to obtain control of a target corporation. Specifically, the control transaction provisions of the 1988 BCL [in Subchapter E] protect shareholders of registered corporations against two-tier front end loaded tender offers, tender offers for fewer than all of the outstanding shares and tender offers with a non-cash component for common stock by forcing the acquiror to pay fair value in cash to all demanding shareholders regardless of the stated terms of the offer.

     John W. McLamb, Jr. &  Wendy C. Shiba, Pennsylvania Corporation
     Law and Practice SECTION 10.4(b) at 551 (1993 Supp.) (Prentice Hall Law & Business).

               Pursuant to the CSX Merger Agreement, Conrail has proposed the Charter Amendment to facilitate exactly the kind of transaction that Subchapter E was designed to prohibit. Through a coerced vote, Conrail's stockholders will be forced to approve the Charter Amendment in recognition of the fact that that is the only way Conrail's directors, unless enjoined, will permit them to vote.

               Thus, permitting defendants essentially to disenfranchise those shareholders who refuse to vote to opt out of the statute designed to protect them against coercive, two-tier front end loaded tender offers like the CSX Transaction defeats the purpose and intent of the statute and contravenes the public policy concern for "credible corporate democracy." See Blasius, 564 A.2d at 660 n.2.

               The plaintiffs' motion for a preliminary injunction shall be granted.


                                 CONCLUSION

               For the reasons stated in this brief, the plaintiffs' motion for a preliminary injunction should be granted.

                              Respectfully submitted,

                              _________________________________
                              Mary A. McLaughlin
                              (I.D. No. 24923)
                              George G. Gordon
                              (I.D. No. 63072)
                              DECHERT, PRICE & RHOADS
                              4000 Bell Atlantic Tower
                              1717 Arch Street
                              Philadelphia, PA  19103
                              (215) 994-4000
                              Attorneys for Plaintiffs

     Of Counsel:

     Steven J. Rothschild
     Andrew J. Turezyn
     Karen L. Valihura
     R. Michael Lindsey
     SKADDEN, ARPS, SLATE, MEAGHER
       & FLOM (DELAWARE)
     One Rodney Square
     P.O. Box 636
     Wilmington, DE  19899
     (302) 651-3000

     DATED:  December 13, 1996



          IN THE UNITED STATES DISTRICT COURT
          FOR THE EASTERN DISTRICT OF PENNSYLVANIA

          - -- - - - - - - - - - - - - - - - - - - - - x
          NORFOLK SOUTHERN CORPORATION, a              :
          Virginia corporation, ATLANTIC ACQUISI-      :
          TION CORPORATION, a Pennsylvania             :
          corporation, and KATHRYN B. McQUADE,         :
                                                       :
                    Plaintiffs,                        :
                                                       :  C.A. No. 96-CV-7167
               -against-                               :
                                                       :
          CONRAIL INC., a Pennsylvania corporation,    :
          DAVID M. LEVAN, H. FURLONG BALDWIN,          :
          DANIEL B. BURKE, ROGER S. HILLAS,            :
          CLAUDE S. BRINEGAR, KATHLEEN FOLEY           :
          FELDSTEIN, DAVID B. LEWIS, JOHN C.           :
          MAROUS, DAVID H. SWANSON,                    :
          E. BRADLEY JONES, RAYMOND T.                 :
          SCHULER and CSX CORPORATION,                 :
                                                       :
                    Defendants.                        :
          - - - - - - - - - - - - - - - - - - - - - - -x

                         PRELIMINARY INJUNCTION ORDER

                    Plaintiffs having moved for a Preliminary
          Injunction, and the Court having considered the presentations of the parties,

          IT IS HEREBY ORDERED that defendants are enjoined from postponing the vote of Conrail's shareholders scheduled for December 23, 1996.

          SO ORDERED this

          day of December, 1996.


                                             United States District Judge